RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (the “Agreement”) is made and entered into effective as of September 30, 2007 (the “Effective Date”), by and between Jeffrey L. McWaters (the “Executive”) and AMERIGROUP Corporation, a Delaware corporation (the “Company”).

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Executive by the Company (or one of its affiliates), the parties agree as follows:

1. Duties; Compensation; Retirement Date. Effective August 31, 2007, the Executive resigned his position as Chief Executive Officer of the Company and all officer positions he held with Company subsidiaries. From September 1, 2007, the Executive shall continue to serve as Chairman of the Board of Directors of the Company (the “Board”) through the date that the Company’s Annual Meeting of Stockholders is held in 2008 (the “2008 Annual Meeting”), and immediately prior to the 2008 Annual Meeting the Executive shall resign as Chairman of the Board and as a director of the Company and all Company subsidiaries unless the Board otherwise requests that the Executive remain as a director at such time. The Executive shall remain an employee of the Company (or one of its affiliates) through the date of the 2008 Annual Meeting or, if later, the last day of the calendar month in which the 2008 Annual Meeting occurs (the “Retirement Date”), at which time the Executive shall retire from employment with the Company and all Company subsidiaries as applicable. For the period beginning September 1, 2007 through the Retirement Date, the Executive shall receive a salary of $37,500 per month, the bonuses and equity treatment pursuant and subject to the provisions of Section 4 hereof, the benefits as described in and subject to the terms of Sections 5 and 6 hereof and reimbursement for reasonable and necessary out-of-pocket expenses incurred in connection with his duties hereunder in accordance with the Company’s standard policies, in lieu of receiving any other compensation with respect to his service on the Board or any committee of the Board; during this period the Executive shall be available to the Company a minimum of twenty (20) hours per week and shall be responsible for his duties as Chairman of the Board and such other duties as may be reasonably requested from time to time by the Company’s Chief Executive Officer.

2. Consulting Services and Fee. The Company and the Executive agree that the Executive will provide consulting services to the Company for the period commencing on the first day following the Retirement Date and ending on August 31, 2009 (the “Consulting Period”). The Consulting Period shall be extended only by the written agreement of the Executive and the Company. The services which the Executive shall provide shall be determined by the Chief Executive Officer of the Company (or his designee). The Executive shall be paid a fee for such consulting services at the rate of $27,083 per month during the Consulting Period, those benefits in Section 6.2 that are specifically provided during the Consulting Period and reimbursement for necessary out-of-pocket expenses incurred in connection with his duties hereunder in accordance with the Company’s standard policies. The dates of performance of the Executive’s consulting services hereunder shall be determined by the Company, subject to mutual agreement of the parties. The parties hereby agree that the amount of services to be provided by the Executive from and after the beginning of the Consulting Period shall be less than the level of services that would result in the Executive’s retirement not being treated as a separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). This consulting arrangement, together with the Company’s obligation to provide the payments and benefits described in this Section 2 and Section 4.2, are expressly conditioned upon the Executive executing and delivering a general release of claims against the Company on the Retirement Date substantially in the form attached hereto as Exhibit A (and the expiration of any revocation period applicable thereto) as described in Section 3 hereof.

3. Release.

3.1 Acknowledgement. The Executive acknowledges that the certainty provided by reaching agreement with the Company as to the amounts of the payments and benefits described herein is adequate and satisfactory consideration for the assurances made by the Executive in this Agreement, including, without limitation, the general release of claims to be given by the Executive pursuant to Sections 2 and 3.2 hereof.

3.2 General Release of Claims. The Executive agrees that in the event he executes a general release of claims against the Company substantially in the form attached hereto as Exhibit A on or shortly after the Retirement Date and such general release becomes effective pursuant to its terms, the Executive shall (a) serve as a consultant to the Company during the Consulting Period and be entitled to the payments set forth in Section 2 above; and (b) be eligible to receive long term cash incentive payments from the Company in accordance with the specific terms set forth in Sections 4.2 below.

4. Bonus Payments; Equity Treatment.

4.1 2007 Annual Bonus. The Executive’s Annual Target MJO Cash Bonus for 2007 is $1,268,750, provided that the determination whether to award a MJO Cash Bonus and its terms and amount shall be in the sole good faith discretion of the Compensation Committee of the Board (the “Compensation Committee”) taking into account and consistent with the Compensation Committee’s policies at that time as applied to other senior executive level associates of the Company, the achievement of the applicable Company performance goals in 2007, the achievement of the applicable Executive performance goals in 2007 and, subject to Section 7.2, the Executive’s continued employment through the applicable award date with respect to such bonus; it being agreed that for purposes solely of this Agreement that the Executive shall be deemed to have achieved his performance goals in 2007 as measured through August 31, 2007, but that any such annual bonus is subject to the Company’s performance and the sole good faith discretion of the Compensation Committee. The Compensation Committee may, it its sole good faith discretion, award the Executive a MJO Cash Bonus for 2007 in excess of, or, in exercising its negative discretion, less than the Annual Target in the event the Company outperforms its goals. Such annual bonus payment, if any, shall be made to the Executive at the time such bonus payments are made to eligible employees generally. For the purposes of this Section 4.1, the MJO Cash Bonus for 2007 shall not be prorated, notwithstanding the fact that Executive did not serve as Chief Executive Officer for the entire fiscal year.

4.2 Long Term Cash Incentive Awards. Subject to the provisions set forth in Section 3.2 above, the Executive shall continue to be eligible to receive his long term cash incentive payments based on yearly installments of $222,272 pursuant to the Company’s 2009 Long Term Incentive Plan (the program covering 2006-2008, inclusive) and the Company’s 2010 Long Term Incentive Plan (the program covering 2007-2009, inclusive) to the extent such installments are earned and payable under the terms of the applicable Long Term Incentive Plan, with such payments made to the Executive at the time such bonus payments are made to eligible employees generally even if the Executive is not an employee of the Company at the time of such payment (provided the Executive has not been terminated by the Company for Cause (as defined below) prior to the respective payment dates), but with no installments for 2009 and installments for 2008 pro-rated for the period of the Executive’s service through the Retirement Date. For the avoidance of doubt, the Executive shall not be eligible to receive any payment with respect to the Company’s 2011 Long Term Incentive Plan, if any (the program covering 2008-2010, inclusive).

4.3 Eligibility for Equity Awards in 2008. The Executive shall be eligible for consideration for an equity award for 2007 (to be awarded in 2008) with a baseline equity grant target value of $736,875, provided that the determination whether to make any equity award and its value shall be in the sole good faith discretion of the Compensation Committee taking into account and consistent with the Compensation Committee’s policies at that time as applied to other senior executive level associates of the Company, the achievement of the applicable Company performance goals in 2007, the achievement of the applicable Executive performance goals in 2007 and the Executive’s continued employment through the applicable grant date with respect to such equity award; provided, however, that the Executive shall not be eligible to receive an “outperform” equity award for 2007. In the event that the Compensation Committee grants an equity award to the Executive as contemplated by this Section 4.3, such award shall be comprised of (a) 25% time based restricted stock, (b) 50% nonqualified stock options and (c) 25% premium nonqualified stock options. Such award, if any, shall be evidenced by the form of Nonqualified Stock Option Agreement and Restricted Stock Agreement to evidence equity awards to other Company senior executives for equity awards for 2007 (awarded in 2008), if any, and shall provide, among other things, that all options shall vest quarterly through June 30, 2009 and all shares of restricted stock shall be subject to a vesting schedule that concludes no later than the end of the Consulting Period. The parties agree that for purposes solely of this Agreement the Executive shall be deemed to have achieved his performance goals in 2007 as measured through August 31, 2007 but that any equity award is subject to the Company’s performance and the sole good faith discretion of the Compensation Committee.

4.4 Treatment of Existing Equity Awards. Certain of the existing equity awards previously granted by the Company to the Executive shall be modified and amended as follows:

(a) The stock options granted to the Executive pursuant to that certain Nonqualified Stock Option Agreement dated as of February 14, 2006 (the “2006 Option Agreement”) and pursuant to those certain Nonqualified Stock Option Agreements dated as of March 13, 2007 (the “2007 Option Agreements”) which are not vested as of the Effective Date shall immediately vest and become exercisable as of the Effective Date and this Section 4.4(a) shall be deemed an amendment to the 2006 Option Agreement and the 2007 Option Agreements;

(b) The shares of restricted stock granted to the Executive pursuant to that certain Restricted Stock Agreement dated as of March 13, 2007 (the “2007 RSG Agreement”) for which the restrictions on transfer set forth in Section 2 of the 2007 RSG Agreement have not lapsed by the Effective Date shall immediately lapse as of the Effective Date and this Section 4.4(b) shall be deemed an amendment to the 2007 RSG Agreement; and

(c) The post-employment termination exercise period for any stock options granted to the Executive pursuant to that certain Incentive Stock Option Agreement dated as of February 11, 2004 (the “2004 Option Agreement”), that certain Incentive Stock Option Agreement dated as of February 7, 2002 (the “2002 Option Agreement”), and that certain Incentive Stock Option Agreement dated as of July 10, 2000 (the “2000 Option Agreement” and collectively with the 2004 Option Agreement, the 2002 Option Agreement and the 2000 Option Agreement, the “Vested Option Agreements”)) shall be extended from (i) ninety (90) days to twelve (12) months from the date of such termination in the event of termination of the Executive’s employment other than for termination for Cause (as defined in the Vested Option Agreements) and (ii) six (6) months to twelve (12) months from the date of such termination in the event of termination of the Executive’s employment as a result of death or Disability (as defined in the Vested Option Agreements). This Section 4.4(c) shall be deemed an amendment to the Vested Option Agreements.

Except as expressly provided herein, the Executive’s existing stock options and restricted stock awards, including, without limitation, the 2007 Option Agreements, the 2006 Option Agreement, the 2007 RSG Agreement, the Vested Option Agreements and that certain Restricted Stock Agreement dated February 14, 2006 (granting performance based restricted stock), shall continue to be subject to their existing terms and conditions, as set forth in the applicable equity plan and award agreements. In addition, the Company’s policies with respect to trading of Company securities shall continue to apply to the Executive, in accordance with their terms and consistent with his relationship with the Company at any given time (i.e, as member of the board of directors through the Retirement Date and as a former employee during the Consulting Period and thereafter); it being understood that Executive shall be deemed a “Section 16 Officer” under the Company’s Policy on Trading in Company Securities through the Retirement Date.

5. Treatment of Deferred Compensation Benefits. The Executive’s benefits under the Company’s 2005 Executive Deferred Compensation Plan and 2002 Executive Deferred Compensation Plan, if any, shall be calculated and distributed based on the terms and conditions of such plans as in effect on the Retirement Date.

6.

Earned and Unpaid Salary; Other Benefits.

6.1 Earned and Unpaid Salary. On or as soon as practicable following the Retirement Date, the Company shall pay to the Executive, in a cash lump sum, any portion of his salary that is earned and unpaid as of the Retirement Date, as well as a cash payment in respect of granted but unused vacation pay in accordance with the Company’s policy, which payment shall be based upon the Executive’s salary as in effect immediately prior to the Retirement Date.

6.2 Other Benefits. The Company shall also pay or provide to the Executive all compensation and benefits payable to him under the terms of the Company’s compensation and benefit plans (including qualified retirement plans), programs, or arrangements as in effect immediately prior to the Retirement Date. Through the Retirement Date, the Executive shall participate on the same basis with all other management employees of the Company in the Company’s standard benefits package generally available for senior management, as well as all other officers and employees of the Company (including, without limitation, an annual medical exam, personal use of the Company’s aircraft (provided the Executive reimburses the Company for the cost thereof in accordance with the Company’s policy) and financial planning services). Through the Retirement Date, the Executive shall be entitled to obtain reimbursement on an after tax basis for (or have the Company directly pay) the amount necessary to pay the premiums on a standard $1 million term life insurance policy, payable upon the Executive’s death to his designated beneficiary; in the event the Company pays the premium directly, the Company shall indemnify the Executive on an after tax basis for all taxes incurred by him on the Company paid premiums. During the Consulting Period, Executive shall be entitled to use the Company’s aircraft in connection with his duties performed for the Company in accordance with Company policies. From the date hereof through the Consulting Period, the Company shall provide the Executive with reasonable administrative support, including office space outside of the Company’s offices and executive-level secretarial support. The parties acknowledge and agree that such administrative support is necessary for the provision of Executive’s services hereunder and is not intended to be additional compensation to the Executive. To the extent that such administrative support is deemed taxable income to the Executive, the Company shall reimburse the Executive for his tax liability associated therewith (including, a tax “gross-up” for such reimbursement calculated by the Company), subject to reasonable substantiation by the Executive.

7. Termination of Employment.

7.1 Termination for Cause. The Company may, immediately and unilaterally, terminate the Executive’s employment hereunder for “Cause” prior to the Retirement Date upon written notice to the Executive. Termination of the Executive’s employment or service by the Company shall constitute a termination for “Cause” under this Section 7.1 if such termination is for one or more of the following causes, as determined by the Board of Directors of the Company by a resolution adopted by two-thirds (2/3) of its members (excluding the Executive):

(a) the substantial and continuing failure of the Executive to render services to the Company or any subsidiary or affiliate in accordance with the Executive’s obligations and position with the Company, subsidiary or affiliate, after 30 day’s notice from the President of the Company or any subsidiary or affiliate, such notice setting forth in reasonable detail the nature of such failure, and in the event the Executive fails to cure such breach or failure within 30 days of notice from the Company or any subsidiary or affiliate, if such breach or failure is capable of cure;

(b) the Executive’s dishonesty, gross negligence, breach of fiduciary duty;

(c) the commission by the Executive of an act of fraud or embezzlement, as found by a court of competent jurisdiction;

(d) the conviction of the Executive of a felony; or

(e) a material breach of the terms of this Agreement or any other agreement with the Company or any subsidiary or affiliate, provided that the Company or any subsidiary or affiliate provides the Executive with adequate notice of such breach and the Executive fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.

In the event of a termination for Cause pursuant to the provisions of clauses (a) through (e) above, inclusive, the Executive shall cease to be entitled to any payments or benefits hereunder, except as may be required by law.

7.2 Termination Without Cause. In the event the Company terminates the Executive’s employment without Cause prior to the Retirement Date, the Executive shall be entitled to receive his monthly salary from the date of such termination through May 31, 2008 (or, if later, the date of termination of employment, the “Termination Date”)), and the long term cash incentive payments contemplated by Section 4.2 to the extent such installments are earned and payable under the terms of the applicable Long Term Incentive Plan, with such payments made to the Executive at the time such bonus payments are made to eligible employees generally even if the Executive is not an employee of the Company at the time of such payment. In the event the Company terminates the Executive’s employment without Cause prior to the date on which MJO Cash Bonuses for 2007, if any, are paid to the other senior executive level associates of the Company (including the Executive), the Executive shall be entitled to receive the MJO Cash Bonus for 2007 at an amount not less than the Annual Target. Additionally, upon such termination without Cause, the Compensation Committee may, in its sole discretion, (i) grant an equity award as contemplated by Section 4.3, (ii) vest all or a portion of any unvested stock options, restricted stock or time-based restricted stock owned by the Executive as of the Termination Date and/or (iii) extend the exercise period of any stock options previously granted to Executive. The Executive agrees that any compensation or other benefit provided to him pursuant to this Section 7.2 shall be subject to Executive executing and delivering to the Company a general release of claims against the Company as of the Termination Date substantially in the form attached hereto as Exhibit A and such general release becoming effective pursuant to its terms.

7.3 Death or Disability. In the event of the Executive’s death prior the Retirement Date, the Company shall pay to the Executive’s estate the amounts payable to Executive under Section 7.2 as if the Executive’s employment had been terminated without Cause plus the benefits payable pursuant to the $1 million term life insurance policy described in Section 6.2, which shall be payable to the Executive’s designated beneficiary. In the event that the Executive’s employment or service with the Company terminates prior to the Retirement Date due to the Executive’s physical incapacity or mental incompetence (the Executive shall be deemed to have suffered physical incapacity or mental incompetence if he is unable to perform the essential functions of his job duties hereunder after any ninety (90) work days out of any 365-day period), the Executive shall be entitled to receive the amounts payable to Executive under Section 7.2 as if the Executive’s employment had been terminated without Cause, provided, however, the Company shall be entitled to reduce the cash payments so required by the amount of any disability payments the Executive receives under any disability policy maintained by the Company for his benefit. Further, in addition to the foregoing, in the event of termination of employment as a result of death or disability, the Executive shall be entitled to receive any long term incentive payments described in Section 4.2 of this Agreement in accordance with the terms of the applicable long term incentive plan(s).

7.4 Change in Control. Notwithstanding anything to the contrary in this Section 7, in the event the Executive’s employment is terminated by the Company prior to the Retirement Date in connection with a Change in Control (as such term is defined in the Company’s Change in Control Benefit Policy), the Executive shall be eligible to receive the benefits to which he is entitled pursuant to the Company’s Change in Control Benefit Policy. The Executive’s Multiple (as such term is defined in the Company’s Change in Control Benefit Policy) shall be three (3). Effective on and after the Retirement Date, the Executive shall cease to be eligible for coverage or benefits under the Company’s Change in Control Benefit Policy.

8. General Provisions.

8.1 Indemnification. The Executive shall be entitled to coverage under the Company’s indemnification policies and shall contemporaneously execute a copy of the Company’s standard indemnification agreement substantially in the form attached hereto as Exhibit B. The indemnity coverage as set forth in this section shall include the Executive’s employment as Chairman of the Board. The Executive agrees to execute any future generally applicable amendment to, or replacement of, such standard indemnification agreement form so long as the Executive’s rights under any indemnification agreement are not reduced. Further, the Company agrees to indemnify, defend and hold Executive harmless from and in respect of any damages, costs and reasonable expenses incurred by the Executive in the defense of a claim by a third party against the Executive arising directly from any actions taken by the Executive on behalf of the Company during the Consulting Period at the written request of the Company, except to the extent that such damages, costs or expenses result from or are related to Executive’s dishonesty, gross negligence, willful misconduct or failure to obey the written instructions of the Company.

8.2 Covenant Not to Compete.

(a) In consideration for the payments and benefits to be provided to the Executive pursuant to this Agreement, and as a material condition to the payments and provision of such benefits, the Executive hereby expressly agrees as follows:

(i) The Executive shall act in the best interests of the Company and its subsidiaries and affiliates (each, an “AMERIGROUP Company” and collectively, the “AMERIGROUP Companies”) throughout the period of his employment with any of the AMERIGROUP Companies; and

(ii) at all times while employed by any AMERIGROUP Company and at all times during the Covered Period (defined below), the Executive shall not (A) compete with any AMERIGROUP Company by serving a Competitor (defined below) in any managerial capacity, or in any capacity that influences business strategy, with respect to a Covered Product or Service (defined below) that the Competitor is offering in a Covered Area (defined below) or developing to offer in a Covered Area, or (B) solicit for employment, interfere with the employment relationship of or endeavor to entice away any employee of any AMERIGROUP Company.

(b) As used herein,

(i) The “Covered Period” means the twenty-four (24) month period beginning on August 31, 2007 and ending on the second anniversary of such date.

(ii) “Competitor” means any entity or person that provides or is planning to provide a Covered Product or Service in competition with a Covered Product or Service that an AMERIGROUP Company is actively developing, marketing, providing or selling.

(iii) “Confidential Information” means an AMERIGROUP Company’s material non-public information concerning its business and affairs, including, without limitation, trade secrets, strategies, business plans, marketing and advertising plans, member and provider information, employee and personnel information, contracts, training manuals, financial projections, budgets and non-public financial data (including, without limitation, statements with premium revenue and/or provider compensation terms, reports of actuaries, medical loss reports, balance sheets and income statements).

(iv) A “Covered Product or Service” shall mean a managed health care product or service offered or provided to any beneficiary of and/or participant in any Medicaid, Medicaid-related, or SSI program, any government-funded children’s health insurance program or any federal and/or state sponsored health care program that is substantially similar to any of such programs.

(v) The “Covered Area” shall consist of each city, county and other similar governmental territory in which an AMERIGROUP Company provides or has made material efforts to develop and provide a Covered Product or Service to its members, if in the course of the Executive’s employment with an AMERIGROUP Company he (A) has provided services to an AMERIGROUP Company with respect to the Covered Products or Services in such city, county or governmental territory, or (B) reviewed or discussed Confidential Information of an AMERIGROUP Company with respect to the Covered Product or Service in such city, county or governmental territory.

(c) As soon as reasonably practicable following the Retirement Date in any event not later than May 31, 2008, the Company shall provide to the Executive in writing a list of products and services and geographical locations that it reasonably believes are subject to the definition of “Covered Product or Service” and the definition of “Covered Area”, as applicable. The parties acknowledge and agree that such written list shall be binding on the parties with respect to the interpretation of the terms “Covered Product or Service” and “Covered Area”.

(d) Notwithstanding the foregoing, the Executive expressly agrees that any breach of the provisions of this Section 8.2 or the Release attached as Exhibit A by the Executive shall constitute a material breach of this Agreement and shall relieve the Company of all obligations under this Agreement, including, but not limited to, its obligation to engage Executive as a consultant pursuant to Section 2 above and to provide Executive with the payments set forth therein. Executive further agrees that any breach by the Executive of the covenants made in Sections 8.2(a), (b) and (c) above may cause irreparable damage to one or more of the AMERIGROUP Companies and that in the event of such breach each AMERIGROUP Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive’s obligations hereunder. The Executive agrees that any such AMERIGROUP Company may seek and obtain injunctive relief without posting an injunction bond. The Executive hereby acknowledges and agrees that he shall have access to confidential and proprietary information and trade secrets concerning the AMERIGROUP Companies during his employment and that the covenants in Sections 8.2(a), (b) and (c) are reasonable in scope and necessary to protect the legitimate business interests of the AMERIGROUP Companies. The Executive hereby further expressly acknowledges and agrees that each AMERIGROUP Company is an express third party beneficiary of the terms of this Agreement. (For the avoidance of doubt, the Executive acknowledges and agrees that the experience and/or knowledge that he acquires in the course of his employment with an AMERIGROUP Company may relate not only to the Covered Products and Services of the AMERIGROUP Company with which he is employed, but also those of other AMERIGROUP Companies.)

8.3 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

8.4 Status as Consultant. Nothing herein contained shall be construed to constitute the parties hereto, with respect to the Consulting Period, as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein, the Executive’s relationship to the Company during the Consulting Period shall be that of an independent contractor only and the Executive shall perform all services pursuant to this Agreement in respect of the Consulting Period without the power to bind or represent the Company for any purpose whatsoever. The Executive shall not provide any services under the Company’s business name during the Consulting Period and shall not present himself as an employee of the Company during the Consulting Period. Subject only to such specific limitations as are contained in this Agreement, the manner, means, details or methods by which the Executive performs his obligations under this Agreement during the Consulting Period shall be solely within the Executive’s discretion. The Company shall not have the authority to, nor shall it, supervise, direct or control the manner, means, details or methods utilized by the Executive to perform his obligations under this Agreement during the Consulting Period and nothing in this Agreement shall be construed to grant the Company any such authority.

8.5 Entire Agreement. The Executive represents that, in executing this Agreement, he has not relied upon any representation or statement made by the Company, other than those set forth herein, with regard to the subject matter, basis, or effect of this Agreement or otherwise. The Executive acknowledges that the payments and benefits described in this Agreement are in lieu of and in full satisfaction of any obligations, including any amounts that might be payable or securities deliverable, under any contract, agreement, plan, policy, program, practice or otherwise, past or present, of the Company or any of its affiliates, including, but not limited to, the Second Amended and Restated Employment Agreement by and between the Executive and the Company dated October 2, 2000, as amended (the “Existing Employment Agreement”), other than any accrued and vested benefits under any tax-qualified retirement plan. The Executive hereby waives any rights he might otherwise have with respect to such obligations. Effective as of the close of business on August 31, 2007, the Existing Employment Agreement ceased to be of any further force or effect. The Executive agrees that neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby shall constitute “Changed Circumstances” within the meaning of the Existing Employment Agreement and that no severance or other benefits otherwise shall be payable thereunder by reason of the execution of this Agreement or the consummation of any of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 8.5, this Agreement shall have no effect on any stock option agreement or restricted stock agreement between the parties (including those agreements referenced and except to the extent provided in Section 4.4), or on any employee noncompetition, nondisclosure, and developments agreement between the parties, and such agreements shall remain in full force and effect in accordance with their respective terms; provided, however, that, if there is a conflict between any provision in any such agreement and a provision in this Agreement, the provision in this Agreement shall control.

8.6 Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by shall or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.7 Governing Law; Captions; Amendment. This Agreement, the employment and consulting relationships contemplated herein and any claim arising from such relationships, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, without regard to any conflict of law principles. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

8.8 Withholding; Other Tax Considerations. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. With respect to the Consulting Fee, the Executive acknowledges that at all times during the Consulting Period, the Executive shall be an independent contractor in providing services as specified hereunder. The Executive hereby acknowledges responsibility for all federal and state income taxes, Federal Insurance Contribution Act taxes and workers’ compensation and unemployment compensation taxes, if applicable, due with respect to his services hereunder during the Consulting Period.

8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.10 Review by Counsel. Executive represents and warrants that, in negotiating and executing this Agreement, Executive has had an adequate opportunity to consult with competent counsel or other representatives of Executive’s choosing concerning the meaning and effect of each term and provision hereof, including his tax advisors, and that there are no representations, promises or agreements other than those expressly set forth in writing herein.

8.11 Negotiated Agreement. The parties agree that this is a negotiated agreement and that no term herein shall be construed against a party merely because that party or its attorneys proposed or drafted such term.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

AMERIGROUP CORPORATION

By:
Stanley F. Baldwin, Executive Vice President,
Secretary and General Counsel

EXECUTIVE:

JEFFREY L. McWATERS

EXHIBIT A

RELEASE AGREEMENT

In consideration of the mutual promises and commitments specified in the Retirement and Consulting Agreement between Executive and the Company dated September 30, 2007 (“Retirement and Consulting Agreement”), the parties agree as follows:

1. General Release.

(a) Executive states and affirms that Executive has not previously filed or joined in any complaints, charges, or lawsuits against AMERIGROUP with any governmental agency or court of law or equity. Executive, for and on behalf of Executive and Executive’s estate, heirs, spouse, life partner, representatives, successors and assigns, waives, releases and forever discharges AMERIGROUP and all related entities, together with its present or former directors, officers, partners, employees, attorneys and agents, from any and all rights, claims, charges, complaints, causes of action, promises, agreements, controversies, obligations, damages and liabilities of every kind whatsoever, known or unknown, that Executive has or may have relating to or arising out of Executive’s employment with AMERIGROUP and the separation thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, claims of any kind that may be brought in any court or administrative agency, any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Executive Retirement Income Security Act, the Older Workers Benefit Protection Act, the Pregnancy Discrimination Act, Virginia Human Rights Law, each as amended, or any other Executive Orders, federal, state or local law relating to employment, employee benefits or the termination of employment, or any other claim arising out of or relating to Executive’s employment, excepting any vested rights Executive may have under any of the Company’s benefits plans.

(b) This Release Agreement does not waive any rights or claims that Executive may have which arise after the date the Executive signs this Release Agreement or which cannot be waived or released as a matter of law; provided however, that this Release Agreement does waive any claims or rights that Executive has or may have relating to or arising out of the Second Amended and Restated Employment Agreement by and Between the Executive and the Company dated October 2, 2000 (as amended), which claims or rights may arise before, upon or after the date Executive signs this Release Agreement. Executive also represents that Executive has not given, sold, assigned, or transferred to any one else, any claim, or a portion of a claim discussed in this Release Agreement.

(c) This Release Agreement does not include a release of the Executive’s rights or claims to any payments of any vested qualified retirement benefits under the Company’s ERISA plans or any other benefit plan described in the Retirement and Consulting Agreement. This Release Agreement does not include a release of the Executive’s right to continuation in the Company’s medical plans as provided by COBRA.

(d) This Release Agreement does not include a release of any rights or claims the Executive may have under the Indemnification Agreement attached to the Retirement and Consulting Agreement as Exhibit B.

2. Claims and Actions.

(a) Executive promises never to file a lawsuit asserting any claims that are released in this Release Agreement.

(b) This Release Agreement does not waive any rights or claims that Executive may have which arise after the date the Executive signs this Release Agreement.

(c) Executive agrees that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws, and that there has been no retaliation as a result of, interference with, or restraint of my use of such leave. Executive further agrees that he has no known workplace injuries or occupational diseases.

3. Special ADEA Waiver and Release Notification.

(a) The General Release, Section 1 above, of this Release Agreement, includes a waiver and release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Executive acknowledges that Executive has been:

(i) advised that the waiver and release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this waiver and release;

(ii) advised to consult with an attorney and/or other advisor concerning Executive’s rights and obligations under this Release Agreement prior to Executive’s execution of it. Executive understands that whether or not to do so is Executive’s decision. Executive agrees, however, that AMERIGROUP shall not be required to pay any of Executive’s attorney’s fees in this or any related matter or lawsuit, now or later, and that the payments and benefits referenced above are in full and complete settlement of all matters between Executive and AMERIGROUP, including but not limited to, attorney’s fees and costs;

(iii) given at least twenty-one (21) days within which to consider this Release Agreement; and

(iv) advised that Executive may revoke this Release Agreement within seven (7) days of Executive’s signing it. Revocation can be made by delivering a written notice of revocation to Stanley F. Baldwin, General Counsel, AMERIGROUP Corporation, 4425 Corporation Lane, Suite 300, Virginia Beach, Virginia 23462. For such revocation to be effective, Mr. Baldwin must receive notice no later than 5:00 p.m. on the seventh (7th) calendar day after Executive signs this Release Agreement. If Executive revokes this Release Agreement, it shall not be effective or enforceable and Executive will not receive the payments or benefits set forth in Sections 2 and 4.2 of the Retirement and Consulting Agreement.

4. Nondisparagement.

Executive agrees that Executive will not make, or cause to be made, any comments (whether written or oral) relating to AMERIGROUP or any of its present or former directors, officers, partners, employees, attorneys or agents which may tend to injure the business or reputation of AMERIGROUP. AMERIGROUP agrees that it will not authorize its present directors, officers, partners, employees, attorneys or agents to make any comments (whether written or oral) relating to Executive which may tend to injure the business reputation of Executive. Nothing herein shall preclude either party from sharing information about the other party with a government agency subject to a subpoena or from providing testimony in any legal proceeding.

5. No Admission.

It is understood and agreed that, prior to entering into this Release Agreement, AMERIGROUP has admitted no liability or any improper conduct, all of which the Company specifically denies.

6. No Waiver or Breach or Remedy.

A waiver by AMERIGROUP of the breach of any of the provisions of this Release Agreement by Executive shall not be deemed a waiver by AMERIGROUP of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein. A waiver by Executive of the breach of any of the provisions of this Release Agreement by AMERIGROUP shall not be deemed a waiver by Executive of any subsequent breach, nor shall recourse to any remedy hereunder be deemed a waiver of any other or further relief or remedy provided for herein.

7. Severability.

In the event that any provision of this Release Agreement is determined to be invalid by a court or tribunal of competent jurisdiction, all other provisions of this Release Agreement shall remain in full force and effect.

8. Entire Agreement.

(a) This Release Agreement, in conjunction with the provisions of the Retirement and Consulting Agreement, constitutes the entire agreement and understanding between the parties and supersedes all other agreements between the parties whether oral or written with respect to the subject matter hereto.

(b) The parties understand and agree that all terms of this Release Agreement are contractual and are not a mere recital, and represent and warrant that they are competent and possess the full and complete authority to covenant and agree as herein provided.

(c) Executive understands, agrees, and represents that the covenants made herein and the releases herein executed may affect rights and liabilities of substantial extent and agrees that the covenants and releases provided herein are in Executive’s best interest. Executive represents and warrants that, in negotiating and executing this Release Agreement, Executive has had an adequate opportunity to consult with competent counsel or other representatives of Executive’s choosing concerning the meaning and effect of each term and provision hereof, and that there are no representations, promises or agreements other than those expressly set forth in writing herein. Executive acknowledges that Executive received a copy of this Release Agreement, and was offered a reasonable period to consider it.

(d) The parties agree that this is a negotiated agreement and that no term herein shall be construed against a party merely because that party or its attorneys proposed or drafted such term.

(e) The parties have carefully read this Release Agreement in its entirety; fully understand and agree to its terms and provisions; intend and agree that it is final and binding and understand that, in the event of a breach, either party may seek relief, including damages, restitution and injunctive relief, at law or in equity, in a court of competent jurisdiction.

(f) Each party also agrees that, without receiving further consideration, it will sign and deliver such documents and do anything else that is necessary in the future to make the provisions of this Release Agreement effective.

9. Agreement Binding.

This Release Agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors, and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors, and assigns.

10. Violation by Executive.

In the event that Executive violates any of the terms of this Release Agreement, AMERIGROUP shall have the right to terminate any or all of its commitments herein and under the Retirement and Consulting Agreement and to recover any monies or other considerations previously provided to Executive and to pursue any other remedies available to AMERIGROUP.

11. Violation by AMERIGROUP.

In the event that AMERIGROUP violates any of the terms of this Release Agreement, AMERIGROUP agrees that Executive shall be entitled to pursue any remedies available to him.

12. Voluntary.

Executive agrees that Executive has read and carefully considered this Release Agreement, and has had the opportunity to ask questions of company representatives. Executive agrees that Executive also had the opportunity to discuss this Release Agreement with an attorney. Executive agrees that Executive is signing this agreement voluntarily and of Executive’s own free will.

13. Choice of Law.

This Agreement and the legal relationships among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflict of laws principles. Each party hereby irrevocably consents, in any dispute, action, litigation or other proceeding concerning this Agreement, to the jurisdiction of the state and federal courts having venue for the City of Norfolk, Virginia, and irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in such court and further waives the right to object, with respect to such suit, action or proceeding, that such court does not have jurisdiction over such party or that venue is improper.

14. Section Headings.

The section headings in this Agreement are intended to be for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.

15. No Third Party Rights.

This Agreement is entered into solely between AMERIGROUP and Executive and shall not be deemed to create any rights in any third parties or to create any obligations of AMERIGROUP to any third party, except as to any rights of Executive’s Estate, as provided under this Agreement.

16. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed the foregoing Release Agreement effective .

AMERIGROUP Corporation By:
Executive	Name:
Jeffrey L. McWaters	Title:

EXHIBIT B

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT is made as of this 30th day of September, 2007, by and between Jeffrey L. McWaters (the “Indemnitee”) and AMERIGROUP Corporation, a Delaware corporation with a principal place of business at 4425 Corporation Lane, Suite 300, Virginia Beach, Virginia 23462 (the “Company”).

RECITALS:

A. It is essential that the Company retain and attract as directors and officers the most capable persons available.

B. The Indemnitee is a director and/or officer of the Company.

C. Both the Company and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies.

D. The Bylaws of the Company require the Company to indemnify directors, officers and certain other persons to the full extent permitted by law, and Indemnitee has been serving and continues to serve as a director and/or officer of the Company, in part, in reliance on such Bylaws.

E. In recognition of the Indemnitee’s need for substantial protection against personal liability in order to maintain the Indemnitee’s continued service to the Company in an effective manner and the Indemnitee’s reliance on the aforesaid Bylaws and, in part, to provide the Indemnitee with specific contractual assurance that the protection promised by such Bylaws will be available to the Indemnitee (regardless of, among other things, any amendment to or revocation of, such Bylaws or any change in the composition of the Company’s Board of Directors or any acquisition transaction relating to the Company), the Company desires to provide in this Agreement for the indemnification of and the advance of expenses to the Indemnitee to the full extent (whether partial or complete) permitted by law, as set forth in this Agreement and, to the extent officers’ and directors liability insurance is maintained by the Company, to provide for the continued coverage of the Indemnitee under the Company’s directors and officers liability insurance policies.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

(A) "Change in Control”. Any of the following:

(i) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any subsidiary thereof or any employee benefit plan of the Company or a subsidiary), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of the Company;

(ii) Either a majority of the directors of the Company elected at the Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of the Company, or the “incumbent directors” shall cease to constitute a majority of the directors of the Company. The term “incumbent director” shall mean any director who was a director of the Company on the date hereof and any individual who becomes a director of the Company subsequent to the date hereof and who is elected or nominated by or at the direction of at least two-thirds (2/3) of the then incumbent directors;

(iii) The shareholders of the Company approve (x) a merger, consolidation or other business combination of the Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv) Any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of the Company determines to affect control of the Company and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change of Control for purposes of this Agreement.

(v) The date of a Change of Control under this Section 1(A) above is the date on which an event described in Sections 1(A)(i), 1(A)(ii), 1(A)(iii), or 1(A)(iv) above occurs.

(vi) If, following a Change of Control and a dispute with the Company regarding the terms of this Section 1(A) and any related provision of this Agreement, the Indemnitee collects any part or all of the severance pay provided under this Section 1(A) by or through the assistance of legal counsel, the Company will pay all costs of any such collection or enforcement, including reasonable attorneys’ fees and other out of pocket expenses incurred by the Indemnitee, up to that point when the Company offered to settle the dispute for an amount equal to the amount that the Indemnitee is entitled to recover.

(vii) The payments described in this Section 1(A) will be due the Indemnitee regardless of any subsequent employment obtained by the Indemnitee.

(B) "Claim”. Any threatened, pending or completed action, suit, judgment, investigation or proceeding, and any appeal thereof, whether civil, criminal, administrative or investigative and/or any inquiry or investigation, whether conducted by the Company or any other party that the Indemnitee in good faith believes might lead to the institution of any such action.

(C) "Expenses”. Include attorneys’ fees and all other costs, expenses, and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any Indemnifiable Event.

(D) "Indemnifiable Event”. Any event, occurrence or circumstance related to the fact that the Indemnitee is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by the Indemnitee in any such capacity.

(E) "Potential Change in Control”. Shall be deemed to have occurred if (a) the Company enters into an agreement or arrangement, the consummation of which would result in the occurrence of a Change in Control; (b) any person (including the Company) publicly announces an intention to take or to contemplate taking actions which if consummated would constitute a Change in Control; (c) any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing ten percent (10%) or more of the combined voting power of the Company’s then outstanding Voting Securities increases his beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person on the date hereof; or (d) the Board of Directors adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(F) "Reviewing Party”. Any appropriate person or body consisting of a member or members of the Company’s Board of Directors, including the Special Independent Counsel referred to in Section 2(C) (or, to the fullest extent permitted by law, any other person or body appointed by the Board of Directors), who is not a party to the particular claim for which the Indemnitee is seeking indemnification.

(G) "Voting Securities”. Any securities of the Company which vote generally in the election of directors.

2. Indemnification.

(A) Non-Exclusivity. The rights of the Indemnitee hereunder shall be in addition to any other rights the Indemnitee may have under the Company’s Certificate of Incorporation or Bylaws or the Delaware General Corporation law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Company’s Certificate of Incorporation or Bylaws or this Agreement, to the fullest extent permitted by law it is the intent of the parties hereto that the Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change immediately upon the occurrence of such change without further action by the Company or the Indemnitee.

(B) Basic Indemnification Agreement.

(i) In the event the Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify the Indemnitee to the fullest extent not prohibited by law, as soon as practicable but in any event no later than thirty (30) days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim. Notwithstanding anything in this Agreement to the contrary, prior to a Change in Control the Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by the Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim. If so requested by the Indemnitee, the Company shall advance to the Indemnitee (within twenty (20) days of such request) any and all Expenses (an “Expense Advance”).

(ii) Notwithstanding the foregoing, (a) the obligations of the Company under Section 2(B)(i) shall be subject to the condition that any Reviewing Party shall not have determined (in a written opinion, in any case in which the Special Independent Counsel referred to in Section 2(C) below is involved) that the Indemnitee would not be permitted to be indemnified under applicable law, and (b) the obligation of the Company to make an Expense Advance pursuant to Section 2(B)(i) shall be subject to the condition that if, when and to the extent that any Reviewing Party determines that the Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by the Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if the Indemnitee has commenced legal proceedings in a court of competent jurisdiction to secure a determination that the Indemnitee should be indemnified under applicable law, any determination made by a Reviewing Party that the Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and the Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). If there has not been a Change in Control, a Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control, a Reviewing Party shall be the Special Independent Counsel referred to in Section 2(C) below. If there has been no appointment or no determination by a Reviewing Party or if a Reviewing Party determines that the Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, the Indemnitee shall have the right to commence litigation in any court in the Commonwealth of Virginia having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual basis therefor, and the Company hereby consents to service of process and to appear in any such proceeding. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and the Indemnitee.

(C) Change in Control. The Company agrees that if there is a Change in Control, then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnity payments and Expense Advances under this Agreement, the Company’s Certificate of Incorporation or Bylaws, or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from “Special Independent Counsel” selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company or the Indemnitee within the last five (5) years (other than in connection with such matters). Such Special Independent Counsel, among other things, shall render its written opinion to the Company and the Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law. The Company agrees to pay the reasonable fees of the Special Independent Counsel referred to above and may fully indemnify such Special Independent Counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(D) Establishment of Trust. In the event of a Potential Change in Control or a Change in Control, the Company shall, upon written request by the Indemnitee, create a “Trust” for the benefit of the Indemnitee and from time to time upon written request of the Indemnitee shall fund such Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by a Reviewing Party in any case in which the Special Independent Counsel referred to above is involved. The terms of the Trust shall provide that upon a Change in Control (i) the Trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the Trustee shall advance, within two (2) business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2(B)(ii) above), (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement. The Trustee shall be a bank or trust company or other individual or entity chosen by the Indemnitee and acceptable to and approved of by the Company. Nothing in this Section 2(D) shall relieve the Company of any of its obligations under this Agreement.

(E) Indemnification for Additional Expenses. To the fullest extent not prohibited by law, the Company shall indemnify the Indemnitee against any and all Expenses and, if requested by the Indemnitee, shall (within two (2) business days of such request) advance to the Indemnitee such Expenses as are incurred by the Indemnitee in connection with any Claim asserted against or action brought by the Indemnitee for (i) indemnification or an advance payment of Expenses by the Company under this Agreement, the Company’s Bylaws or Certificate of Incorporation or any other agreement now or hereafter in effect relating to Claims for Indemnifiable Events, and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether the Indemnitee ultimately is determined to be entitled to such indemnification, advance payment of Expenses or insurance recovery, as the case may be.

(F) Partial Indemnity. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion, but not all, of any Expenses, judgments, fines, penalties or amounts paid in settlement of a Claim, the Company shall nevertheless indemnify the Indemnitee for that portion thereof to which the Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is or has been successful on the merits or otherwise in defense of any and all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, the Indemnitee shall be indemnified against all Expenses incurred in connection therewith. In connection with any determination by the Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that the Indemnitee is not so entitled.

(G) No Presumption. For purposes of this Agreement, to the fullest extent permitted by law, the termination of any Claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(H) Liability Insurance. To the extent the Company shall maintain an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of the Company.

(I) Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company or any affiliate of the Company against the Indemnitee, the Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action, and any claim or cause of action of the Company or its affiliates shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two (2) year period.

(J) Subrogation. In the event of payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

(K) No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise received payment (under any insurance policy, the Bylaws of the Company or otherwise) in respect of such Claim.

3. Consent and Waiver by Third Parties. The Indemnitee hereby represents and warrants that he has obtained all waivers and/or consents from third parties which are necessary for his employment with the Company on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any such third party. The Indemnitee represents that he is not bound by any agreement or any other existing or pervious business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder or prevent the full performance of his duties and obligations hereunder.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia, except for the rights, privileges and obligations with respect to the indemnity provisions set forth in Section 2 which shall be governed by and construed in accordance with the internal laws of the State of Delaware.

5. Severability. In case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed and reformed to the maximum extent permitted by law.

6. Waivers and Modifications. This Agreement may be modified, and the rights, remedies and obligations contained in any provision hereof may be waived, only in accordance with this Section 6. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any other provision of this Agreement. This Agreement sets forth all of the terms of the understanding between the parties hereto with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. No modification or waiver by the Company shall be effective without the consent of at least two-thirds (2/3) of the members of the Board of Directors then in office at the time of such modification or waiver.

7. Assignment. The Indemnitee acknowledges that the services to be rendered by him hereunder are unique and personal in nature. Accordingly, the Indemnitee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

8. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels all agreements, written or oral, made prior to the date hereof between the Indemnitee and the Company relating to the subject matter hereof or thereof.

9. Notices. All notices hereunder shall be in writing and shall be delivered in person or mailed by certified or registered mail, return receipt requested, addressed as set forth on the signature page hereto.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11. Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

12. Arbitration. The parties shall submit any dispute relating to this Agreement to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) days after receipt of such notice, the parties shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence. The arbitrator shall rule on each disputed issue. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto. Any arbitration pursuant to this Section 12 shall be conducted in Virginia Beach, Virginia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Virginia for purposes of the enforcement of any arbitration award. The arbitrator may proceed to an award notwithstanding the failure of the other party to participate in the proceedings. The prevailing party shall be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written as an instrument under seal.

AMERIGROUP CORPORATION

By: [SEAL]
Stanley F. Baldwin
Executive Vice President,
General Counsel and Secretary

INDEMNITEE:

[SEAL]

JEFFREY L. McWATERS

Address for Notices:

AMERIGROUP Corporation

4425 Corporation Lane, Suite 300
Virginia Beach, VA 23462
Attention: Stanley F. Baldwin
Executive Vice President, General Counsel

and Secretary